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                                  EXHIBIT 15.1

                   LETTER OF INDEPENDENT ACCOUNTANTS REGARDING
                     UNAUDITED INTERIM FINANCIAL INFORMATION

Horace Mann Educators Corporation
Springfield, Illinois

With respect to the registration statement of Horace Mann Educators Corporation on Form S-3, dated December 16, 2003, we acknowledge our awareness of the use therein of our reports dated May 1, 2003, August 4, 2003 and October 30, 2003 related to our reviews of interim financial information for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, respectively.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such reports are not considered part of a registration statement prepared or certified by an accountant, or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Chicago, Illinois
December 16, 2003